EXHIBIT 99.1

CORRECTION -- VCA Antech, Inc. Reports Second Quarter 2010 Results and Updates Financial Guidance for 2010

LOS ANGELES, July 22, 2010 (GLOBE NEWSWIRE) -- In a release issued earlier today by VCA Antech, Inc. (Nasdaq:WOOF) under the same headline, please note that the second sentence below the bullet "Diluted earnings per common share from $1.43 to $1.53." should read "The guidance above is based on our capital structure after the effect of our debt refinancing, which we expect to have approximately $0.01 to $0.02 negative impact on diluted earnings per common share, not "The guidance above is based on our capital structure before the effect of our debt refinancing, which we expect to have approximately $0.01 to $0.02 negative impact on diluted earnings per common share." as originally stated.

CONTACT:  VCA Antech, Inc.
          Tomas Fuller, Chief Financial Officer
          (310) 571-6505